                                                                   EXHIBIT 12(b)


                         SALOMON INC AND SUBSIDIARIES
                 Calculation of Ratio of Earnings to Combined
                     Fixed Charges and Preferred Dividends
                                  (Unaudited)


                                              Years Ended December 31,
                                     ------------------------------------------
Dollars in millions                   1993     1992     1991     1990     1989
                                     ------   ------   ------   ------   ------
Earnings:
  Income before taxes and
   cumulative effect of change
   in accounting principles          $1,465   $1,056   $  919   $  506   $  740
  Add fixed charges (see
   below)                             4,644    4,373    5,704    6,032    6,147
  Other adjustments                      22       20       (4)     (16)     (10)
                                     ------   ------   ------   ------   ------
Earnings as defined                  $6,131   $5,449   $6,619   $6,522   $6,877
                                     ======   ======   ======   ======   ======
Fixed Charges and
 Preferred Dividends:
  Interest expense                   $4,600   $4,324   $5,638   $5,959   $6,093
  Other adjustments                      44       49       66       73       54
                                     ------   ------   ------   ------   ------
Fixed charges as defined              4,644    4,373    5,704    6,032    6,147
Preferred dividends (tax
 equivalent basis)                       83      131      121      105       99
                                     ------   ------   ------   ------   ------
Combined fixed charges
 and preferred dividends             $4,727   $4,504   $5,825   $6,137   $6,246
                                     ======   ======   ======   ======   ======
Ratio of earnings to
 combined fixed charges
 and preferred dividends               1.30     1.21     1.14     1.06     1.10
                                     ======   ======   ======   ======   ======

NOTES:

The ratio of earnings to combined fixed charges and preferred dividends was calculated by dividing the sum of fixed charges and tax equivalent preferred dividends into the sum of earnings before taxes, cumulative effect of change in accounting principles, fixed charges and other adjustments.

Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.

Tax equivalent preferred dividends represent the pretax earnings necessary to cover preferred stock dividend requirements, assuming such earnings are taxed at the Company's consolidated effective income tax rate.